                                                                    EXHIBIT 99.1

FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Connie Magnuson, CFO
(612) 455-1745/(612) 455-1742               (651) 796-7300


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS FISCAL
SECOND-QUARTER RESULTS

COMMENTS ON OUTLOOK FOR FISCAL 2004

         ST. PAUL, Minn., May 19, 2004 - Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported revenue and earnings for the second fiscal quarter ended April 30, 2004.

         Second-quarter consolidated net revenue was $13.7 million compared to $15.3 million, a 10 percent decrease from the same period last year and a 19 percent sequential increase over the first quarter of fiscal 2004. Operating income was $644,000, versus $1.9 million in the prior-year quarter. The company reported net income of $483,000, or four cents per diluted share, versus net income of $1.2 million, or $0.12 per diluted share, in the second quarter of fiscal 2003.

         In the first half of fiscal 2004, consolidated net revenue was $25.3 million versus $27.8 million in the first six months of last fiscal year. Synovis generated operating income of $1.2 million compared to $3.1 million in the year-ago first half. Consolidated net income declined to $902,000, or eight cents per diluted share, in the first six months from $2.0 million, or $0.20 per diluted share, in the first half of last year.

         "At the halfway point of the year, we have fallen behind our own expectations and have clearly not met the expectations of the market," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "While the interventional business showed

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Synovis Life Technologies, Inc.
May 19, 2004
Page 2



significant sequential improvement during the second quarter, it is not yet back to fiscal 2003 levels. In the surgical business, several factors affecting the gastric bypass market evolved during the second quarter, constraining recent Peri-Strips sales growth and near-term growth prospects for Peri-Strips use in gastric bypass surgery. The magnitude of the revenue shortfall in the interventional business, combined with changes in the gastric bypass market, significantly reduce the likelihood of the strong year-over-year growth we expected in fiscal 2004.

         "In both businesses, we invested in staff and infrastructure to prepare for future growth, which has obviously been delayed. We have reviewed all expense categories thoroughly and are making prudent adjustments to manage costs without limiting future growth prospects." Although second-quarter expenses increased 7 percent over the year-ago period, they are about 18 percent below what the company had planned.

SURGICAL BUSINESS

         Surgical business revenue increased 5 percent in the second quarter to $6.6 million from $6.3 million in the year-ago period. This business produced $967,000 in operating income compared to $1.1 million in the same period last year. The gross margin of 66 percent was three percentage points higher than the 63 percent in the year-earlier period. The surgical business develops, manufactures and markets implantable biomaterial products, tools to facilitate cardiovascular surgeries and products for microsurgery.

         Peri-Strips(R) was again the leading product in the surgical business, contributing $2.8 million in revenue, virtually the same as in the year-ago quarter. In recent years, the greatest demand for Peri-Strips has come from its use in gastric bypass surgery, a treatment for morbid obesity. Sales growth from Peri-Strips usage in gastric bypass procedures slowed in the second quarter, due to factors other than competition, which impacted first quarter results. Capacity constraints appear to be a significant factor in the demand slowdown.

         "We view the changes in the gastric bypass market as a short-term restraint on growth -- not a long-term market reduction," noted Larson. "Gastric bypass remains a market with significant potential for Synovis. Competition is not much of an issue for us at the present time, and patient demand persists. We believe Peri-Strips sales growth from gastric bypass


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Synovis Life Technologies, Inc.
May 19, 2004
Page 3



procedures will pick up as the market determines the most efficient and efficacious way to deliver this surgery to patients. Factors influencing this determination include: a centers of excellence concept, surgeons' capacity and the concerns of some insurers that offer either health care or liability coverage."

         Peri-Strips, a staple line buttress that reduces the risk of leakage and improves staple line integrity, plays an important role in lowering the threat of serious and costly complications. Only a small fraction of the now estimated 23 million morbidly obese people in the United States have been treated with this surgery.

         The American Society of Bariatric Surgeons is working to define and establish centers of excellence, and some insurers are directing gastric bypass surgeries to such centers. "We consider this a good development for the procedure, since patient safety will be enhanced," said Larson. Larson noted that Synovis has more than 10 years of excellent clinical experience with Peri-Strips and, in the last two months, the company has received FDA marketing clearance for Peri-Strips use in intestine, mysentery, colon and colorectal applications and as a buttress to reinforce the staple lines during cardiac surgery. "While the gastric bypass opportunity is still very exciting for us, we are always focused on developing new growth avenues. These are both excellent opportunities with a combined U.S. market potential of $120 million," she said.

         The marketing clearance for Peri-Strips use in cardiac surgery includes the surgical removal of the left atrial appendage (LAA), a procedure believed to prevent stroke. Removal of the LAA can be performed as an adjunct procedure during cardiac bypass surgery, mitral valve repair or other heart procedures or as a treatment by itself.

         The marketing clearance for Peri-Strips use in intestine, mysentery, colon and colorectal has broad potential in several surgeries. Synovis will focus first on its application in gastric bypass where additional staple lines could be reinforced. Several bariatric surgeons are already using Peri-Strips in this manner.

         Synovis obtained FDA marketing clearance for lung procedures in 1994. Lung-volume reduction surgery (LVRS), a treatment for late-stage emphysema, was performed frequently in the mid-1990s using Peri-Strips, until Medicare, now the Centers for Medicare & Medicaid Services, made a national non-coverage decision for the procedure. In January 2004, reimbursement was restored for LVRS for certain late-stage emphysema patients. The

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Synovis Life Technologies, Inc.
May 19, 2004
Page 4



company is forecasting modest LVRS-related sales in the second half of fiscal 2004 as referring physicians and patients become more informed and eligible hospitals establish their programs.

         Microsurgery product revenue for the quarter, primarily Coupler sales, increased 49 percent over the prior-year period, contributing $513,000 in revenue to the surgical business. The Coupler is a device used by microsurgeons in several specialties to connect extremely small arteries or veins, without sutures, quickly, easily and with consistently excellent results. Synovis is developing an advanced version of the Coupler which, in addition to connecting vessels, is designed to detect blood flow and confirm initial and post-operative success of the vessel connection. A variation of the product is progressing through development for the sizeable cardiac and vascular markets.

INTERVENTIONAL BUSINESS

         Interventional business revenue declined to $7.1 million in the fiscal 2004 second quarter from $9.0 million in the same period last year and improved sequentially over the $4.8 million reported in the first quarter of fiscal 2004. The quarterly operating loss was $323,000, versus operating income of $814,000 in the prior-year quarter. The second-quarter gross margin dropped to 18 percent versus 29 percent in the prior-year quarter. Applied overhead per labor hour increased substantially as a result of lower-than-expected revenue and labor hours, driving the gross margin down.

         The interventional business develops, prototypes, manufactures and assembles components and devices. This business specializes in micro-components, such as coils, helices, stylets, guidewires and complex micro-wire, polymer and machined components for the interventional medical device industry. Most interventional products are used by manufacturers in devices for cardiac rhythm management; devices used in neurostimulation and vascular procedures also represent significant markets.

         Larson commented, "Coming off impressive growth over the last several years, in the first quarter of fiscal 2004, our interventional business, along with some of our industry counterparts, experienced a material slowdown in customer orders for components for cardiac rhythm management devices, including implantable cardioverter defibrillators (ICDs). This


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Synovis Life Technologies, Inc.
May 19, 2004
Page 5


was due to customer accumulation of excess inventory. While revenue increased by 48 percent in the second quarter of this fiscal year compared to the first quarter, the order rate for these components has not yet fully recovered. The effect of the revenue decrease was exacerbated by additional infrastructure we put in place to support growth. We have already reduced expenses and, as mentioned earlier, we continue to review and cut expenses where we can without jeopardizing future growth. Further, we are actively seeking to reduce our market concentration which, in turn, will reduce our customer concentration. This should lessen the inherent variability in the current business composition. We are successfully bringing device opportunities into the development revenue stream, some of which could translate into significant manufacturing revenue and market diversification."

         The interventional businesses device unit has several opportunities with new and early-stage customers who show good growth prospects. Sales of the Precision Engineering division grew 44 percent over the year-ago quarter to $722,000. The Puerto Rico facility, which opened in April 2003 and recorded no revenue in that month, contributed $1.2 million in sales, a 100 percent increase over the first quarter of this fiscal year.

         Another important growth strategy for the interventional business has been to develop proprietary products that complement customers' product offerings. In March 2004, the company received FDA marketing clearance for the Navi-Glide(TM) steerable stylet. The interventional business is seeing a high level of interest in this technology.

FISCAL 2004 GUIDANCE

         Synovis Life Technologies today adjusted its revenue and earnings guidance for the fiscal year ending October 31, 2004, to reflect the current market conditions for the company's surgical and interventional businesses as discussed above. The company now expects consolidated revenue of $60 million to $64 million, with earnings of $0.28 to $0.34 per diluted share. Previous company guidance for the current year was revenue of $75 million to $79 million, and earnings of $0.56 to $0.60 per diluted share.

         These revised estimates represent 10 percent annual growth in consolidated revenue at the top of the range and a 28 percent to 40 percent decrease in earnings per share. In fiscal 2003, Synovis reported $58.0 million in consolidated revenue and net income of $0.47 cents per diluted share.



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Synovis Life Technologies, Inc.
May 19, 2004
Page 6



         "The impact of significantly lower-than-expected revenue and earnings in the interventional business at mid-year, as well as the recent short-term changes in the gastric bypass market constraining the near-term growth of the surgical business, led us to adjust our annual guidance," said Larson. "We are moving strongly forward to regain the revenue and earnings growth we have enjoyed previously. Several new marketing clearances and product introductions this year should help us on our way."

CONFERENCE CALL AND WEBCAST

         Synovis Life Technologies, Inc., will host a live Webcast of its fiscal second-quarter conference call today, May 19, at 10:00 a.m. CT to discuss the company's results, current market opportunities and the outlook going forward. To access the Webcast, go to the investor information section of the company's Web site, www.synovislife.com, and click on the Webcast icon. The Webcast replay will be available from noon CT today until 6:00 p.m. CT, Friday, June 18, 2004.

         If you do not have access to the Internet and want to listen to an audio replay of the second-quarter conference call, dial (800) 405-2236 and enter access number 578062. The audio replay will be available beginning at noon CT today through 6:00 p.m. CT on Friday, May 21.

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.


         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2003.


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Synovis Life Technologies, Inc.
May 19, 2004
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SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

                                   Three Months Ended       Six Months Ended
                                        April 30                 April 30
                                    2004        2003         2004        2003
                                  --------    --------     --------    --------
Net revenue                       $ 13,743    $ 15,298     $ 25,262    $ 27,767
Cost of revenue                      8,098       8,731       13,999      15,758
Gross margin                         5,645       6,567       11,263      12,009
Gross margin percentage                 41%         43%          45%         43%
Selling, general and
     administrative                  4,091       3,610        8,248       6,981
Research and development               910       1,053        1,804       1,914
Operating income                       644       1,904        1,211       3,114
Interest, net                           58          (2)         125          (1)
Income before provision for
     income taxes                      702       1,902        1,336       3,113

Provision for income taxes             219         655          434       1,073

Net income                        $    483    $  1,247     $    902    $  2,040

Basic earnings per share          $   0.04    $   0.13     $   0.08    $   0.21
Diluted earnings per share        $   0.04    $   0.12     $   0.08    $   0.20

Weighted average basic shares
     outstanding                    11,497       9,689       11,478       9,647
Weighted average diluted shares
     outstanding                    11,992      10,211       12,017      10,135



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Synovis Life Technologies, Inc.
May 19, 2004
Page 8


Business Segment Information (unaudited)
(In thousands)

                                     Three Months Ended           Six Months Ended
                                          April 30                    April 30
                                    2004           2003          2004           2003
                                 ----------     ----------    ----------     ----------
Net revenue
    Surgical business            $    6,614     $    6,326    $   13,300     $   12,396
    Interventional business           7,129          8,972        11,962         15,371
                                 ----------     ----------    ----------     ----------
    Total                        $   13,743     $   15,298    $   25,262     $   27,767

Gross margin
    Surgical business            $    4,358     $    4,007    $    8,703     $    7,958
    Interventional business           1,287          2,560         2,560          4,051
                                 ----------     ----------    ----------     ----------
    Total                             5,645     $    6,567    $   11,263     $   12,009

Gross margin percentage
    Surgical business                    66%            63%           65%            64%
    Interventional business              18%            29%           21%            26%
    Total                                41%            43%           45%            43%

Operating income
    Surgical business            $      967     $    1,090    $    1,491     $    2,202
    Interventional business            (323)           814          (589)           912
                                 ----------     ----------    ----------     ----------
    Total                        $      644     $    1,904    $      902     $    3,114



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Synovis Life Technologies, Inc.
May 19, 2004
Page 9



Condensed Consolidated Balance Sheets (unaudited)
As of April 30, 2004, and October 31, 2003
(in thousands, except share and per share data)


                                                              April 30,     October 31,
                                                                2004           2003
                                                            ------------   ------------
ASSETS
Current assets:
Cash and cash equivalents                                   $     20,070   $     44,102
Short-term investments                                            20,958             --
Accounts receivable, net                                           6,765          6,541
Inventories                                                       11,710         10,849
Other                                                              1,996          1,891
                                                            ------------   ------------
    Total current assets                                          61,499         63,383


Property, plant and equipment, net                                12,643         10,559
Goodwill and other intangible assets, net                          6,868          6,892
Other                                                                 11             11
                                                            ------------   ------------
    Total assets                                            $     81,021   $     80,845
                                                            ============   ============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                       $      4,391   $      5,903
Current maturities of long-term obligations                          226            281
                                                            ------------   ------------
    Total current liabilities                                      4,617          6,184


Long-term obligations and deferred income taxes                      568            599
                                                            ------------   ------------

    Total liabilities                                              5,185          6,783
                                                            ------------   ------------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates                  --             --
Common stock: authorized 20,000,000 shares of $.01 par
     value; issued and outstanding, 11,501,839 and
     11,435,638 at April 30, 2004 and October 31, 2003,
     respectively                                                    115            114
Additional paid-in capital                                        70,827         69,956
Retained earnings                                                  4,894          3,992
                                                            ------------   ------------
    Total shareholders' equity                                    75,836         74,062
                                                            ------------   ------------
    Total liabilities and shareholders' equity              $     81,021   $     80,845
                                                            ============   ============


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